            Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Independent Registered Public Accounting Firm" and to the use of our reports dated March 30, 2011, with respect to the financial statements of John Hancock Life Insurance Company of New York and John Hancock Life Insurance Company of New York Separate Account A, which are contained in the Statement of Additional Information in Post-Effective Amendment No. 11 in the Registration Statement (Form N-4 No. 333-138846) and related Prospectus of John Hancock Life Insurance Company of New York Separate Account A.


Boston, Massachusetts                   /s/ Ernst & Young LLP
April 26, 2011